Exhibit 99.2

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more detailed description of the notes, please refer to the section entitled “Description of notes” in this offering memorandum.

Issuer	Res-Care, Inc.

Notes offered	$150,000,000 aggregate principal amount of our 7 3/4% Senior Notes due 2013.

Maturity	October 15, 2013.

Interest rate	7 3/4% per year (calculated using a 360-day year).

Interest payment dates	April 15 and October 15, commencing April 15, 2006.

Optional redemption

We may redeem the notes, in whole or in part, at any time, on or after October 15, 2009 at the redemption prices set forth in this offering memorandum, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2008, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 107.75% of the principal amount of the notes together with accrued and unpaid interest, if any, to the date of redemption. In addition, we may redeem some or all of the notes prior to October 15, 2009, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium.

Mandatory offers to repurchase

The occurrence of a change of control will be a triggering event requiring us to offer to buy from you all or a portion of the notes at a price equal to 101% of the principal amount of the notes together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding reduction in commitment) or to invest in assets related to our business.

Guarantees

On the issue date, the notes will be guaranteed by all of our wholly-owned domestic subsidiaries, each of which will also guarantee our obligations under our amended and restated senior credit facility. Any additional domestic subsidiaries that we create or acquire will also guarantee the notes. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness.

Ranking	The notes will:

• be our general unsecured, senior obligations;

• be effectively junior to our secured debt, including amounts that may be borrowed under our amended and restated senior credit facility, to the extent of the value of the assets securing such debt;

• rank senior in right of payment to all our existing and future subordinated indebtedness; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our existing and future subsidiaries that do not guarantee the notes.

As of June 30, 2005, after giving effect to this offering, the repayment of our existing term loan under our existing senior credit facility, the entry into the amended and restated senior credit facility and the repurchase of all our outstanding 10.625% Notes and assuming the payment of expenses incurred in connection with these transactions in “Use of proceeds”:

• we would have had approximately $157.7 million of total indebtedness;

• of the $157.7 million, we would have had $2.1 million of borrowings of secured indebtedness to which the notes would have been subordinated; and

• we would have additional availability under our amended and restated senior credit facility available to us in the amount of $123.9 million.

Restrictive covenants

We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries (as defined under the heading “Description of notes”) to:

• incur additional debt and guarantees;

• make other restricted payments, including without limitation, certain restricted investments;

• pay distributions or dividends and repurchase our stock;

• create liens;

• enter into sale and leaseback transactions;

• enter into agreements that restrict dividends from subsidiaries;

• sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

• engage in transactions with affiliates;

• enter into mergers, consolidations or sales of substantially all of our assets; and

• enter into new lines of businesses.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of notes” in this offering memorandum.

Exchange offer; registration rights

In connection with the issuance of the notes, we, the subsidiary guarantors and the initial purchasers will enter into an agreement for your benefit obligating us to file a registration statement with the SEC so that you can:

•   exchange the notes for registered notes having substantially the same terms as the notes and evidencing the same indebtedness as the notes (referred to in this offering memorandum as the “exchange notes”); and

• exchange the related guarantees for registered guarantees having substantially the same terms as the original guarantees.

We and our subsidiary guarantors will use our reasonable best efforts to cause the exchange to be completed within 180 days after the issuance of the notes. You will be entitled to the payment of additional interest if we do not comply with these obligations within that time period.

Transfer restrictions; absence of public market for the notes

We have not registered the notes under the Securities Act and the notes are subject to restrictions on transferability and resale. The notes are a new issue of securities and there is currently no established trading market for the notes. If issued, the exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes or exchange notes. The notes will be eligible for trading in the PORTALSM Market. The initial purchasers have advised us that they currently intend to make a market in the notes and, if issued, the exchange notes. However, they are not obligated to do so, and any market making with respect to the notes or the exchange notes may be discontinued without notice. We do not intend to apply for a listing of the notes, or, if issued, the exchange notes, on any securities exchange or an automated dealer quotation system. For more information, see “Transfer restrictions.”

Use of proceeds

The net proceeds from this offering, after deducting estimated discounts, commission and estimated expenses of the offering, will be approximately $145.4 million. We intend to use the net proceeds of this offering plus available cash to repay our existing $28 million term loan under our existing senior credit facility and to repurchase the $150 million principal amount of our 10.625% Senior Notes currently outstanding, including the tender premium and estimated fees and expenses relating to the purchase of those notes. For more information, see “Use of proceeds.”

Risk factors

You should consider carefully the information set forth in the section of this offering memorandum entitled “Risk factors” beginning on page 15 and all the other information provided to you in this offering memorandum in deciding whether to invest in the notes.

Summary consolidated financial information

The following table sets forth our summary consolidated financial information for and as of each of the years ended December 31, 2002, 2003 and 2004 and has been derived from our audited consolidated financial statements, which are included elsewhere in this offering memorandum. Our summary consolidated financial information for and as of the six months ended June 30, 2004 and 2005, set forth below have been derived from our unaudited condensed consolidated financial statements for those periods and are also included elsewhere in this offering memorandum. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

The as adjusted data set forth below give effect to this offering and the application of the net proceeds therefrom, as if it had occurred on July 1, 2004. We have derived the as adjusted financial data for the twelve months ended June 30, 2005 by adding the adjustments for this offering to the sum of the historical financial data for the twelve months ended December 31, 2004 and the six months ended June 30, 2005, less the six months ended June 30, 2004. The as adjusted data are unaudited, are for informational purposes only and are not necessarily indicative of what our results of operations or financial condition would have been had this offering been completed as of the dates indicated and do not purport to represent what our results of operations or financial condition might be for any future period.

The following summary consolidated financial information should be read in conjunction with “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this offering memorandum.

	Fiscal year ended December 31,			Six months ended June 30,		As adjusted twelve months ended June 30,
(Dollars in thousands)	2002	2003	2004	2004	2005	2005

				(unaudited)	(unaudited)	(unaudited)

Statement of income data:
Revenues	$919,724	$961,333	$1,009,016	$496,026	$528,302	$1,041,292
Facility and program expenses	845,316	865,461	905,213	445,595	472,643	932,261

Facility and program contribution	74,408	95,872	103,803	50,431	55,659	109,031
Total operating expenses	45,928	50,629	51,273	26,050	26,910	52,133

Operating income(1)	28,480	45,243	52,530	24,381	28,749	56,898
Interest expense, net(2)	24,298	24,326	19,750	10,041	9,057	14,361

Income before income taxes	4,182	20,917	32,780	14,340	19,692	42,537
Income tax expense	1,506	7,530	11,273	5,385	6,695	14,080

Net income	$2,676	$13,387	$21,507	$8,955	$12,997	$28,457

Balance sheet data:
Working capital	$144,546	$71,298	$120,619	$119,318	$119,299	$75,041
Cash, cash equivalents and short-term investments	72,089	23,440	81,639	95,421	75,884	31,626
Total assets	546,612	503,026	586,666	567,196	623,313	586,738
Total debt, including capital leases	262,424	189,685	182,536	186,375	186,788	157,680
Shareholders’ equity	177,179	192,291	269,561	252,122	286,963	278,496

Other financial data:
Cash interest expense(2)	$25,873	$26,863	$20,809	$9,834	$9,503	$16,075
Depreciation and amortization	11,862	12,254	12,207	6,067	6,737	12,877
Capital expenditures	13,692	14,141	16,017	5,217	5,454	16,254
Facility rent(3)	32,212	35,362	37,468	18,353	19,841	38,956
EBITDAR(4)	72,554	92,859	102,205	48,801	55,327	108,731
EBITDAR margin(4)	7.9%	9.7%	10.1%	9.8%	10.5%	10.4%
EBITDA(4)	40,342	57,497	64,737	30,448	35,486	69,775
EBITDA margin(4)	4.4%	6.0%	6.4%	6.1%	6.7%	6.7%

Operating data:
Days sales outstanding	48.3	48.0	48.4	44.6	49.9	49.9
Disabilities Services revenue(5)	$769,589	$787,903	$819,597	$401,707	$420,597	$838,487
Job Corps Training Services revenue(5)	146,414	138,786	145,375	70,914	74,972	149,433
Employment Training Services revenue(5)	—	30,122	38,341	20,332	28,717	46,726
Other revenue(5)	3,721	4,522	5,703	3,073	4,016	6,646

Selected historical ratios:
Ratio of EBITDAR to cash interest and facility rent	1.2x	1.5x	1.8x	—	—	2.0x
Ratio of EBITDA to cash interest expense	1.6x	2.1x	3.1x	—	—	4.3x
Ratio of total net debt to EBITDA(6)	4.7x	2.9x	1.6x	—	—	1.8x
Ratio of total debt to EBITDA	6.5x	3.3x	2.8x	—	—	2.3x
Ratio of total adjusted debt to EBITDAR(7)	7.2x	5.1x	4.7x	—	—	4.3x

Notes to summary consolidated financial information:

(1)	Operating income for the year ended December 31, 2004 includes expenses of $0.8 million ($0.5 million net of tax, or $0.02 per share) related to payments required under the provisions of the director stock option plans as a result of the Onex transaction. Operating income for the year ended December 31, 2003 includes a charge of $2.2 million ($1.4 million net of tax, or $0.06 per share) related to debt refinancing ($2.5 million, pre-tax charge) and extinguishment of debt ($0.3 million, pre-tax gain). Operating income for the year ended December 31, 2002 includes a charge of $14.8 million ($9.5 million net of tax, or $0.39 per share) related to write-off of accounts receivable in the fourth quarter of 2002. In addition, we recorded a charge of $1.5 million ($1.0 million net of tax, or $0.04 per share) for costs associated with an investigation and closure of a portion of a non-core operation. Further, operating income for 2002 includes gains on the extinguishment of debt of $1.3 million ($0.8 million net of tax, or $0.03 per share).

(2)	Interest expense and cash interest expense for the as adjusted twelve months ended June 30, 2005 were derived by giving effect to the offering of the notes offered hereby as if it occurred on July 1, 2004.

(3)	Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale-leaseback transactions.

(4)	EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA margin and EBITDAR margin are defined as EBITDA and EBITDAR, respectively, divided by total revenues. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our amended and restated senior credit facility.

The following table provides a reconciliation from net income to EBITDA and EBITDAR:

	Fiscal year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
(Dollars in thousands)	2002	2003	2004	2004	2005	2005

				(unaudited)	(unaudited)	(unaudited)
Net income	$2,676	$13,387	$21,507	$8,955	$12,997	$25,549
Add:
Provision for income taxes	1,506	7,530	11,273	5,385	6,695	12,583
Depreciation and amortization	11,862	12,254	12,207	6,067	6,737	12,877
Interest expense, net	24,298	24,326	19,750	10,041	9,057	18,766

EBITDA	40,342	57,497	64,737	30,448	35,486	69,775
Facility rent	32,212	35,362	37,468	18,353	19,841	38,956

EBITDAR	$72,554	$92,859	$102,205	$48,801	$55,327	$108,731

Revenues	$919,724	$961,333	$1,009,016	$496,026	$528,302	$1,041,292
EBITDA margin	4.4%	6.0%	6.4%	6.1%	6.7%	6.7%
EBITDAR margin	7.9%	9.7%	10.1%	9.8%	10.5%	10.4%

(5)	Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Segment revenues for the periods presented prior to 2005 have been reclassified to reflect this change in the composition of our reportable operating segments.

(6)	Total net debt is defined as total debt net of cash, cash equivalents and short-term investments.

(7)	Total adjusted debt is defined as total debt plus annual facility rent times a multiple of eight.

Use of proceeds

The net proceeds from this offering, after deducting estimated discounts, commissions and estimated expenses of the offering, will be approximately $145.4 million. We intend to use the net proceeds from this offering plus approximately $44.3 million from existing cash and short-term investments to repay our existing $28 million term loan under our existing senior credit facility and to repurchase the $150 million aggregate principal amount of our 10.625% Senior Notes due 2008, including the tender premium and estimated fees and expenses relating to the purchase of those notes through a tender offer which commenced on August 29, 2005 and is currently scheduled to expire on September 27, 2005. We intend to repurchase or redeem any of the notes that are not purchased in the tender on or after November 15, 2005. The following table contains the expected sources and uses of funds in connection with this offering of the notes, as if it had occurred on September 23, 2005. The actual amounts of such sources and uses may differ at the consummation of this offering.

(Dollars in thousands)	Amount

Sources of funds:
Cash, cash equivalents and short-term investments	$44,258
New senior notes offered hereby(2)	148,892

Total sources of funds	$193,150

Uses of funds:
Repayment of existing term loan	$28,000
Tender for existing 10.625% notes	150,000
Tender premium	9,150
Estimated fees and expenses(1)	6,000

Total uses of funds	$193,150

(1)	Estimated fees and expenses include approximately $3.5 million of fees and expenses for this offering and approximately $2.5 million of fees and expenses for the amended and restated senior credit facility.
(2)	This amount reflects an issue price equal to 99.261% of $150 million.

Capitalization

The following table sets forth our capitalization as of June 30, 2005 on an actual basis and on an as adjusted basis to give effect to this offering and the application of the estimated net proceeds as described in “Use of proceeds.” You should read this table in conjunction with the information contained in “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of other indebtedness” and our consolidated financial statements and the notes related thereto included in this offering memorandum.

	As of June 30, 2005
(Dollars in thousands)	Actual	As adjusted

Cash, cash equivalents and short-term investments	$75,884	$31,626

Long-term debt, including current maturities:
Amended and restated senior credit facility(1)	$—	$—
Existing term loan(2)	28,000	—
Obligations under capital leases	2,093	2,093

Total secured debt	30,093	2,093

Notes payable and other	6,695	6,695
10.625% Senior Notes	150,000	—
Senior notes offered hereby	—	148,892

Total debt	$186,788	$157,680

Shareholders’ equity:
Preferred shares, no par value, authorized 1,000,000 shares, 48,095 shares issued and outstanding	$46,609	$46,609
Common shares, no par value, authorized 40,000,000 shares, 26,463,543 shares issued and outstanding	49,240	49,240
Additional paid-in capital	58,352	58,352
Retained earnings(3)	132,762	124,295

Total shareholders’ equity	286,963	278,496

Total capitalization	$473,751	$436,176

(1)	Upon consummation of this offering, we expect to enter into a $175 million amended and restated senior credit facility, which can be increased to $225 million at our option and which will mature in five years. We do not expect to draw on the amended and restated senior credit facility at the closing of this offering. At June 30, 2005, we had irrevocable standby letters of credit of $51.1 million.
(2)	The maturity date of the existing term loan is in January 2008, and the interest rate applicable for the term loan as of June 30, 2005, based on the three-month LIBOR, was 5.45%.
(3)	As adjusted retained earnings includes charges of $9.2 million ($6.1 million, net of tax) for the tender premium and $3.7 million ($2.4 million, net of tax) for the write-off of unamortized debt issue costs.